 EXHIBIT 10.57

                             AMENDMENT NO. 3 TO THE
              TRADEMARK LICENSE AND TECHNICAL ASSISTANCE AGREEMENT
                            COVERING WOMEN'S PRODUCTS

        This Amendment No. 3 is dated December 23, 1998 and amends the Trademark License and Technical Assistance Agreement for Women's Collections dated January 15, 1998 by and between Latitude Licensing Corp. and I.C. Isaacs & Co., L.P. covering Women's Products (the "Agreements"). Two previous amendments in June 18, 1998 and November 12, 1998 have been entered into. Capitalized terms used herein have the meaning ascribed to them in the Agreement unless otherwise indicated.

WHEREAS, the Parties have agreed, in order to focus their resources on certain necessary marketing expenses, to postpone the opening of the Flagship store for one year.

        For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:



        1. In addition to the advertising promotional, marketing and trade show expenses described in the Agreement, the Licensee shall hire Mr. Danny Gladstone to be in charge of the sales and marketing, and spend the amounts as listed and described in Appendix A attached hereto and made a part hereof (the "Additional Marketing Expenses"). The amounts detailed for each category of expenses within the Appendix A list shall be allowed to vary, so long as the total amount of the expenses shall remain the minimum amount actually spent according to Appendix A by the Licensee.

        2. At an intermediate time in 1999, at the Licensor's request and, for the final account, by February 15, 2000, the Licensee shall account to the Licensor for the detailed spending of the Additional Marketing Expenses and shall provide the Licensor with a certified statement of the expenses actually incurred during the previous months or during the preceding calendar year, as the case may be. Said statements shall be signed by a duly authorized officer of the Licensee and be certified by said officer as true and accurate.

        3. The Licensor, independently from its audit's right as provided in
Article 11.2 of the Agreement, shall have the opinion to examine and audit said expenses, at an intermediate time in 1999 and, again, by February 28, 2000. In the event that the final audit or examination of Licensee's books, records and documents reveals an underspending of the Additional Marketing Expenses, the Licensee shall immediately pay to Licensor the amount by which the actual expenses fell short of the minimum required.

        4. As a consideration for the Additional Marketing Expenses to be incurred in 1999, Paragraph 8.9(a) is amended to postpone the requirement to sign a lease agreement for the flagship store by one (1) year.

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        5. This Amendment is effective starting December 23, 1998.

        6. Except for the terms amended by this Amendment, the Agreement as existing until the execution of the Amendment shall continue in full force and effect.



Dated:  December 23, 1998



LATITUDE LICENSING CORP.                    I.C. ISAACS & CO., L.P.



By:     /S/ Antoine Feidt                   By:    /S/ Robert J. Arnot
        -----------------------------              ----------------------------
Name:   Antoine Feidt                       Name:  Robert J. Arnot
Title:  Representative                      Title: Chairman & CEO


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


                                   APPENDIX A
               Budget for Additional Marketing and Sales Expenses
                                     in 1999



*

TOTAL                                             $1,770,000
------------------------------------------------- ------------------------------

Plus margin support with major department stores for up to $300,000.

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*Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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